EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME ANNOUNCES FINALIZATION OF STRATEGY
FOR NON-CORE HOTELS

Announces Plans to Convert Courtyard San Francisco to Marriott’s Autograph Collection
Lists the Renaissance Tampa for Sale

DALLAS, November 1, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) ("Ashford Prime" or the "Company") announced today that it has reached terms with Marriott to convert its Courtyard San Francisco Downtown hotel (the “Courtyard San Francisco”) to an Autograph Collection property. The Company also announced that it has listed the Renaissance Tampa for sale and has engaged The Placenia Group to market the property to potential buyers. These announcements bring a conclusion to determining the Company’s strategy for its non-core hotels.
The agreement with Marriott calls for the Courtyard San Francisco to be converted to an Autograph hotel by December 2019 pursuant to a conversion Product Improvement Plan (“PIP”). The PIP is currently estimated to be approximately $30 million (incremental to capital projects already underway) and consists of updates to the guestrooms, guest bathrooms, corridors, building facade, lobby, restaurant, and meeting space - which will create a distinctive theme and style for the property that is commensurate with the Autograph product. Marriott will continue to manage the property after the conversion under a management agreement. The Company believes that post-conversion, the new Autograph property should realize a $50 RevPAR premium to the current Courtyard hotel and that its incremental $30 million investment should yield an approximate 20% unlevered internal rate of return.
“The conversion of the Courtyard San Francisco to an Autograph Collection property will better align the property with our strategy of owning luxury hotels and resorts. With a highly desirable location in the heart of downtown San Francisco and within close proximity to the Moscone Convention Center, the upbranded property will operate in a desirable segment of the San Francisco market,” said Richard J. Stockton, Ashford Prime’s President and Chief Executive Officer. “This transaction, along with the upbranding of the Courtyard Philadelphia as well as our recent announcement of the sale of the Plano Marriott and the listing for sale of the Tampa Renaissance, bring a conclusion to finalizing the strategy for our non-core hotels.”
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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